PURCHASE AND SALE AGREEMENT


     This Agreement ("Agreement") dated this 8th day of March, 1996 is by and between XCL-Texas, Inc., a Texas corporation whose address is 110 Rue Jean Lafitte, Lafayette, Louisiana 77508 ("Seller") and Tesoro E&P Company, L. P., by and through its general partner Tesoro Exploration and Production Company, a Texas limited partnership, whose address is 8700 Tesoro Drive, San Antonio, Texas 78217 ("Buyer").

     In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1. Description of Properties Seller agrees to convey, and Buyer agrees to purchase the following assets ("Assets"):

     (a) All right, title and interest of Seller in and to the oil, gas and mineral leasehold estates (including all working interests, net revenue interests, farmout and farmin rights, royalty or other non-working or carried interests, operating rights and other mineral rights of every nature) described in Exhibit A-1 attached hereto ( "Subject Properties");

     (b)    All rights, title and interest of Seller in and to:
(i) all oil and gas wells and all other real or tangible personal property and fixtures, which are located on the Subject Properties, but excluding all surface equipment and facilities (other than oil and gas wells and associated equipment) located on the surface of the ground described in the Roadway and Amine Plant Lease Agreement described in Exhibit B ("Amine Plant Lease") attached hereto and all vehicles and other personal property temporarily located on the Subject Properties; (ii) all oil, gas and minerals produced from the Subject Properties on or after the Effective Date; (iii) all rights to all orders, contracts, abstracts of title, leases, deeds, unitization agreements, pooling agreements, operating agreements, division of interest statements, participation agreements, and all other agreements and instruments; (iv) all easements, rights of way, licenses and permits and all other rights, privileges, benefits and powers conferred upon the owner and holder of interests in the Subject Properties excluding all rights under the Amine Plant Lease; and

     (c) All rights to tax refunds, credits and exemptions, including, but not limited to, state severance tax exemptions and federal tax credits earned pursuant to Section 29 of the Internal Revenue Code of 1986, as amended attributable to the Subject Properties for all periods after the Effective Date.

2. Purchase Price The purchase price as of the Effective Date shall be $1,400,000.00 ("Purchase Price"), to be adjusted as set forth herein.

3. Allocation of Purchase Price The Purchase Price shall be allocated ("Allocated Value") among the Subject Properties as set forth in Exhibit A-2.

4. Effective Date The effective date of the purchase and sale contemplated hereby shall be 7:00 a.m. Central Time, February 1, 1996 (the "Effective Date"). Seller shall be entitled to all of the rights and incidents of ownership generated from or attributable to the Assets prior to the Effective Date. Buyer shall be entitled to all of the rights and incidents of ownership generated from or attributable to the Assets after the Effective Date.

5. Closing The closing of the transaction contemplated by this Agreement ("Closing") shall be held on or before March 29, 1996 at the offices of the Seller or at such other time and place as the parties may agree in writing. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

     a. Manner of Payment Buyer shall pay Seller the Adjusted Purchase Price by wire transfer of immediately available funds in accordance with Seller's written instructions. Seller shall deliver said instructions to Buyer three (3) business days before Closing.

     b. Assignment Seller shall execute, acknowledge and deliver to Buyer an Assignment, Bill of Sale and Conveyance, in the form attached as Exhibit C, effective as of the Effective Date conveying the Assets with no representations or warranties, express, implied or statutory, except as to parties claiming by, through and under Seller, but not otherwise. All personal property and fixtures are conveyed "AS IS, WHERE IS." In addition, Seller shall deliver to Buyer such other assignments, bills of sale, or deeds necessary to transfer the Assets to Buyer, including any conveyances on official forms and related documentation necessary to transfer the Assets to Buyer in accordance with the requirements of governmental regulations.

     c. Letters in Lieu Seller and Buyer shall execute and deliver letters in lieu or other transfer orders directing all purchasers of production to pay Buyer the proceeds attributable to production from the Assets from and after the Effective Date.

     d. Reports Seller will deliver or cause to be delivered to Buyer at the offices of Buyer all original lease files, land files, well files, oil and gas sales contracts files, gas processing files, division order files, title files and materials, and all other books, files, maps, logs and records, other than corporate financial tax and legal records of Seller, subject to the rights of third parties and copies of all title opinions.

6.     Representations of Seller Seller represents that:

     a. Seller has independently evaluated the Assets and determined that the consideration to be received from Buyer for the Assets is fair and reasonable and comports with Seller's evaluation of the value of the Assets.

     b. Subject to the special warranty of title by Seller to be contained in the Assignment, Bill of Sale and Conveyance, Exhibit C, to be delivered by Seller to Buyer at Closing, Seller represents that as of Closing Seller owns the Subject Properties asset forth on Exhibit A-l free and clear of any Title Defects other than those identified pursuant to Section 12.

     c. To the best of Seller's knowledge, there are no actions, suits, charges, investigations or proceedings, pending or threatened, before any court or agency that would result In a loss or impairment of Seller's title to any of the Subject Properties, obstruct the operation of the Subject Properties, or significantly reduce the value of the Subject Properties other than Cause No. C-94-431-DQ, Antonio Benavides. Jr., Trustee of the Rufino and Joseta M. DeLopez Mineral Trust vs. Edwin L Cox et al in the District Court, 111th District, Webb County, Texas ("DeLopez Lawsuit") and claims by any mineral or royalty interest owner that assert any or all of the same causes of action with respect to the Subject Properties that are being asserted in the DeLopez Lawsuit.

     d.     To the best of Seller's knowledge, the Subject
Properties are being operated in compliance with all applicable federal, state or local laws, and the rules and regulations of any agency or authority having jurisdiction.

     e. To the best of Seller's knowledge, Seller is not in default or violation of any tax obligations, loan obligations, legal requirements or any oil and gas leases comprising a part or all of the Subject Properties or any contracts or agreements relating thereto, and the same are in full force and effect.

     f. To the best of Seller's knowledge, there has been no release of reportable quantities of hazardous substances on or from any of the Subject Properties, nor is there any environmental condition on or affecting any of the Subject Properties that currently requires remediation under any existing law or regulation, nor have any of the Subject Properties been used as storage or disposal facilities for any hazardous or industrial wastes.

     g. There are no outstanding AFE's, non-consent elections, cash calls or similar proposals for operations affecting any of the Subject Properties.

     h. Seller's interests are not subject to any existing non-consent penalties or farmouts that would reduce Buyer's right to receive proceeds attributable to its interests below those set forth on Exhibit A-2 to this Agreement.

     i. Seller is duly authorized and has hill authority to enter into this Agreement, and to perform its obligations at Closing.

     j. There are no preferential rights to purchase or required consents to assignments that pertain to Buyer's acquisition of the Subject Properties, or if they exist, will be satisfied or released prior to Closing.

     k. To the best of Seller's knowledge, there are no contracts or agreements affecting the Subject Properties other than those listed on Exhibit A-3.

     l. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.      Representations of Buyer  Buyer represents that:

     a. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to con sum mate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it.

     b. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     c. Buyer has or will have prior to the date of Closing, sufficient cash, available lines of credit or other sources of immediately available hinds to enable it to make its portion of the payment of the Purchase Price at the Closing.

8.     Adjusted Purchase Price   Pursuant to the provisions as
described below, the Purchase Price for the Assets will be subject to certain adjustments at the Closing ("Adjusted Purchase
Price").

     a. As of the Effective Date, the Purchase Price shall be increased by the following amounts:

            1. An amount equal to the direct operating costs and expenses that are attributable to the Subject Properties for the period from and after the Effective Date to the date of Closing which were paid by Seller.

            2. An amount equal to the market value of all unsold oil or gas attributable to the interest of Seller produced from the Subject Properties before the Effective Date and in storage on the Effective Date, net of all applicable taxes and royalties.

            3. An amount equal to all prepaid expenses attributable to the Subject Properties that are paid by Seller prior to the date of Closing that inure to the benefit of Buyer, attributable to the period after the Effective Date, including without limitation, prepaid ad valorem, property, production, severance and similar taxes (but not including income taxes).

     b. The Purchase Price will be decreased by the following amounts:

            1. An amount equal to the proceeds received by the Seller for the sale of oil or gas produced from the Subject
Properties after the Effective Date, net of all applicable taxes and royalties.

            2. By the actual amount of all costs and expenses for which Seller is responsible under this Agreement which have been or will be paid by Buyer including but not limited to unpaid ad valorem taxes, property, production, severance and other similar taxes and assessments which are attributable and prorated to the period before the Effective Date.

            3. By the allocated value of the property or properties which are deleted from the sale as a result of Title
Defects as provided by Section 13.

            4. By the amount of decrease in value determined pursuant to Section 13 occasioned by an error in the ownership interest shown on Exhibit A-2 to this Agreement.

            5. By the amount attributable to any reduction pursuant to a Casualty Loss which occurs between the Effective
Date and the date of Closing as provided by Section 10.

9.     Accounting

     a.     Closing Statement Seller will deliver to Buyer three
(3) days prior to the date of Closing, a statement ("Closing Statement"), together with relevant supporting information setting forth the adjustments to the Purchase Price which Closing Statement shall be approved by Buyer to arrive at the Adjusted Purchase Price. Within ninety (90) days after the date of Closing, a "Final Closing Statement" will be prepared by the Seller and delivered to Buyer together with relevant supporting information setting forth actual income and expense which Final Closing Statement shall be approved by Buyer to determine the "Final Adjusted Purchase Price."

     b. Final Closing. Within thirty (30) days after Buyer's receipt of the Final Closing Statement, and subject to review and verification of the Final Closing Statement, Buyer will either deliver to or receive from the Seller, as the case may be a cash payment to balance the Final Adjusted Purchase Price.

10. Loss For the purpose of this Agreement, "Casualty loss" means a material adverse change to the Subject Properties resulting from fire, lightning, storm or other such casualty. Risk of loss for a Casualty Loss subsequent to the Effective Date and prior to Closing is on the Seller. If, subsequent to the Effective Date and prior to Closing, a Casualty Loss occurs, Buyer may elect to terminate this Agreement. If Buyer does not elect to terminate this Agreement notwithstanding such Casualty Loss, Buyer shall retain the property affected by such Casualty Loss and Seller shall pay to Buyer all sums paid to Seller by reason of such Casualty Loss, provided however, that the Purchase Price shall not be adjusted by reason of such Casualty Loss or payment and Seller shall assign to Buyer all of its right, title and interest in and to such property.

11. Title Defect For the purpose of this Agreement, a "Title Defect" shall mean any liens, charges, contracts, agreements, obligations, encumbrances, defects or irregularities of title with respect to the Subject Properties which result in a breach of any warranty or representation made by Seller hereunder or would result in Buyer receiving less than the net revenue interests set forth in Exhibit A-2 or would require Buyer to share coats and expenses with respect to the operation of the Subject Properties in amounts greater than the working interests set forth in Exhibit A-2. Title Defects shall include, but not limited to, the following:

      a. The title of Seller, as to one or more of the Subject Properties, other than surface land interests, is subject loan outstanding mortgage, deed of trust, lien or encumbrance or other adverse claim for which a release in recordable form that is satisfactory to Buyer is not available to Buyer on or before Closing;

     b. That portion of the Subject Properties affected by any suit, action or other proceeding before any court or government agency that would result in substantial loss or impairment of Seller's title to any material portion of the Subject Properties, or a material portion of the value thereof other than those described in Section 32.

     c. That portion of the Subject Properties with respect to which Seller has the obligation under a take-or-pay contract to deliver gas without receiving hill payment at the time of delivery, or with respect to which Seller has produced more than its share of gas thereby creating an imbalance unless Buyer and Seller can agree to an appropriate adjustment to the Purchase Price.

     d. That portion of the Subject Properties destroyed by fire or other casualty, or with respect to which there is a taking or threatened taking in condemnation or under the right of eminent domain.

     e. A material default of Seller exists under some material provision of a lease, agreement or other contract affecting the Subject Properties which will not be cured prior to or at the Closing; or

     f. The rights and interests of Seller are subject to being reduced by virtue of the exercise by a third patty of a reversionary, back-in, preferential right to purchase or similar right not reflected or provided for in Exhibit A-1.

12. Notice of Title Defect or Title Increase Upon discovery of a Title Defect, Buyer shall immediately notify Seller in writing of the nature of the Title Defect and furnish therewith Buyer's basis for the assertion of such Title Defect the allocated value of the Title Defect and date in support thereof Seller shall have the right to cure said Title Defect to Buyer's satisfaction up to the date of Closing. Any claim for a price adjustment for a Title Defect of which Seller is not notified in writing by Buyer at least five (5) business days prior to the Closing, whether known or unknown, shall be forever waived by Buyer.

     Upon discovery that the net revenue interest actually being conveyed to Buyer by Seller is greater than that shown on Exhibit A-2 or working interest actually being conveyed to Buyer by Seller is less than that shown on Exhibit A-2 (a "Title Increase") Seller shall immediately notify Buyer in writing of the nature of the Title Increase and furnish therewith Seller's basis for the assertion of such Title Increase the allocated value of the Title Increase and data in support thereof. Any claim for a price adjustment for a Title Increase of which Buyer is not notified in writing by Seller at least five (5) business days prior to the Closing, whether known or unknown, shall he forever waived by Seller.

13. Remedies for Title Defects and Title Increases Upon timely delivery of notice, either by Buyer of a Title Defect or by Seller of a Title Increase, Buyer and Seller shall meet and use their best efforts to agree on the validity of the claim end the amount of any required adjustment to the Purchase Price- If the Buyer and Seller cannot agree on the amount of such a Purchase Price adjustment the property affected or portion thereof shall be excluded from the Assets conveyed to Buyer and the Purchase Price shall be reduced by an amount equal to the Allocated Value thereof as set forth in Exhibit A-2.

14. Environmental Review and Claims Buyer may test, evaluate, and otherwise conduct an environmental investigation ("Environmental Review") of any or all of the Subject Properties for actual and potential environmental damage or liability, if any. If the Environmental Review by Buyer reflects actual or potential environmental damages or liabilities which could cause a material reduction in the value of any of the Subject Properties, Buyer shall have the option to either terminate this Agreement without penalty or waive the requirement or condition which caused such termination right to exist. Any actual or potential environmental damage, or liability effecting this right of termination shall he of such nature, extent or consequence, that under current statutes or regulations regarding such matters, a reasonable, prudent person would regard it as a material potential environmental damage or liability. Buyer may exercise such option to terminate, if applicable, at or before Closing.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY, SELLER SHALL INDEMNIFY, DEFEND AND HOLD BUYER HARMLESS FROM ALL CLAIMS, DEMANDS, OBLIGATIONS OR EXPENSES OF ANY KIND WHATSOEVER OCCURRING, ARISING OUT OF OR RELATING TO THE SUBJECT PROPERTIES PRIOR TO THE EFFECTIVE DATE THAT ARE RELATED TO THE OBLIGATION TO PLUG AND ABANDON OIL AND GAS WELLS OR ARISING OUT OF THE VIOLATION OF OR FAILURE TO COMPLY WITH ALL APPLICABLE FEDERAL, STATE AND LOCAL LAWS, RULES, REGULATIONS AND ORDERS PERTAINING TO
(A) THE USE, GENERATION, MIGRATION, STORAGE, REMOVAL, TREATMENT, REMEDY, DISCHARGE, RELEASE, TRANSPORTATION, DISPOSAL, OR CLEAN UP OF POLLUTANTS, CONTAMINATION, HAZARDOUS WASTES, HAZARDOUS SUBSTANCES, HAZARDOUS MATERIALS, TOXIC SUBSTANCES OR TOXIC POLLUTANTS OR (B) THE SOIL, SURFACE WATERS, GROUND WATERS, LAND, STREAM SEDIMENTS, SURFACE OR SUBSURFACE STRATA, AMBIENT AIR AND ANY OTHER ENVIRONMENTAL MEDIUM ON OR OFF ANY PROPERTY.

15. Buyer's Conditions of Closing The obligations of Buyer to purchase the Assets pursuant to this Agreement is subject to the satisfaction, at or before the Closing of the following conditions:

     a. Representations The representations and warranties of Seller contained In Section 6 shall be true and correct in all material respects on the date of Closing as though made on and as of that date.

     b. Performance Seller shall have performed in all material respects the obligations, covenants and agreements hereunder to be performed by it at or prior to the Closing.

     c. Officer's Certificate Seller shall have delivered to Buyer a certificate of an executive officer, dated the date of Closing, certifying on behalf of Seller that the conditions set forth in Section 6 have been fulfilled.

     d. Pending Matters No suit, action or other proceeding by a third patty or a governmental authority shall be pending or threatened which seeks damages from Buyer in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

     e.     Preferential Rights and Consents to Assign All
Preferential Rights or Consents to Assign shall have been exercised, waived or obtained, as the case may be, or Seller and Buyer shall have adjusted the Purchase Price in accordance with the provisions of Section 8.

     f. No Orders The Closing hereunder shall not violate any order or decree of any governmental authority having competent jurisdiction over the transaction contemplated by this Agreement.

     g.     Casualty Loss There shall not have been a Casualty
Loss as set forth in Section 10.

     h. Third Party Governmental Consents Seller shall have obtained all third patty and governmental consents or waivers necessary to consummate the transactions contemplated by this Agreement.

     i. Gas Purchase Contract The Subject Properties shall have been released from the obligations of the Gas Purchase Contract No. 1133 dated April 12, 1991, between United Texas Transmission Company (Buyer) and XCL-Texas, Inc. et al. (Seller), as amended. In addition, Buyer will have negotiated and entered into a separate Gas Purchase Contract with United Texas Transmission Company covering the Subject Properties.

     j. Confidentiality Agreement Except with respect to the cross-hatched tracts depicted on Exhibit E, Seller shall have released Buyer from all obligations imposed by the Confidentiality Agreement dated September 26, 1995 between XCL, Ltd. and Tesoro Exploration and Production Company. As modified by the preceding sentence the Confidentiality Agreement is hereby confirmed and Buyer and Seller agree that the terms of the Confidentiality Agreement (as herein modified) shall survive Closing.

     k. Liens and Mortgages Seller shall have secured release of all liens and mortgages listed on Exhibit D and provided Buyer evidence of the same.

     l.     Dehydration and Compression Agreement  Seller and
Buyer shall enter in a mutually acceptable Dehydration and Compression Agreement.

     m. Contract Well Operating Agreement The Contract Well Operating agreement dated effective as of the 1st day of October, 1993, between Columbus Energy Corp. (Contractor), and XCL-Texas, Inc. (Operator), as amended, shall terminate with respect to the Subject Properties on or prior to the Closing Date.

16. Seller's Conditions of Closing Seller's obligation to consummate the transactions provided for herein is subject only to the satisfaction or waiver by Seller on or before the Closing of the following conditions:

     a. Representations The representations and warranties of Buyer contained in Section 7 shall be true and correct In all material respects on the date of Closing as though made on and as of that date.

     b. Officer's Certificate Buyer shall have delivered to Seller a certificate of an executive officer of its general partner, dated the date of Closing, certifying on behalf of Buyer that the representations set forth in Section 7 have been fulfilled.

     c. Pending Matters No suit, action or other proceeding by a third patty or a governmental authority shall be pending or threatened which seeks damages from Seller in connection with, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

     d. No Orders The Closing hereunder shall not violate any order or decree of any governmental authority having competent jurisdiction over the transaction contemplated by this Agreement.

17. Prohibited Actions Prior to the Closing, Seller shall not:

     a.     dispose of or make any changes to the Subject
Properties, other than sales of production in the ordinary course of business, or enter into contracts which affect the Subject
Properties that extend beyond Closing; or

     b. incur any liabilities, encumbrances or liens with respect to the Subject Properties which are not in the ordinary course of business or operations, without the prior written consent of Buyer;

     c. approve or reject any AFE's or other similar proposals for operations affecting the Subject Properties without advising the Buyer;

     d. waive, release or abandon any material rights or interests concerning the Subject Properties.

18. Termination of Agreement This Agreement and the transactions contemplated hereby may be terminated in the following instances:

     a. By Seller if the conditions set forth in Sections 7 and 16 are not satisfied in all material respects or waived prior to the Closing.

     b. By Buyer if the conditions set forth in Sections 6 and 15 are not satisfied in all material respects or waived prior to the Closing.

     c. By Seller or Buyer if the adjustments pursuant to Sections 8b(3), 8b(4) and 8b($) exceed 30% of the Purchase Price.

     d. At any time by the mutual written agreement of Buyer and Seller.

19. Liabilities Upon Termination If Closing does not occur due to Seller's violation of the terms of this Agreement, then Buyer may seek such legal or equitable remedies as Buyer may desire, including, without limitation, damages for the breach or failure of any representation, warranty, covenant or agreement contained herein and the right to enforce specific performance of this Agreement. If Closing does not occur due to Buyer's violation of the terms of this Agreement, then Seller may seek such legal or equitable remedies as Seller may desire, including, without limitation, damages for the breach or failure of any representation, warranty, covenant or agreement contained herein and the right to enforce specific performance of this Agreement.


                          MISCELLANEOUS

20. Governing Law This Agreement and all instruments executed in accordance herewith shall be governed by and interpreted in accordance with the laws of the State of Texas, without regard to conflict of law rules that would direct application of the laws of another jurisdiction. In the event of any litigation or other proceeding in connection with this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs incurred therein from the other patty, in addition to any damages awarded.

21. Entire Agreement This Agreement and the Exhibits hereto constitute the entire agreement between the parties in regard to the purchase and sale of the Assets and supersede all prior agreements, understandings, negotiations, discussions and representations, whether oral or written, of the parties in regard to the purchase of the Assets. No reference to any exhibit herein is intended to ratify or revive any agreements or contracts described therein.

22. Waiver No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar).

23. Captions The captions in the Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

24. Assignability Neither patty hereto shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party, which consent may be withheld for any or no reason. Any assignment of this Agreement made without such consent shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

25. Notices Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by facsimile, personal delivery or by registered or certified U.S. mail, addressed to the party to be notified, postage prepaid, return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice by facsimile shall be confirmed by certified or registered mail and shall be deemed given and received on the date sent unless sent after 5:00 p.m. in which case notice will be deemed given and received on the next business day. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee. For purposes of notice, the addresses of the parties shall be as follows:

SELLER:                       BUYER:

      XCL-Texas, Inc.              Tesoro E&P Company, L.P.
      Attn: David A. Melman,       Attn:   Robert W. Oliver,
            Vice President                 President
      110 Rue Jean Lafitte         8700 Tesoro Drive
      Lafayette, Louisiana 77508   San Antonio, Texas 78217
      Tel:    318/237-0325         Tel:    210/828-8484
      Fax:    318/237-3316         Fax:   210/283-2064

26. DTPA Waiver To the extent applicable to the Buyer of the Assets or any portion thereof, Buyer hereby waives the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Section 17.41 through 17.63, inclusive (other than
Section 17.555, which is not waived), Tex. Bus. & Com. Code. In order to evidence its ability to grant such waiver, Buyer hereby represents and warrants to Seller that Buyer (i) is in the business of seeking or acquiring, by purchase or lease, goods or services for commercial or business use; (ii ) has assets of $5 million or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles; (iii) has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of the transactions contemplated hereby; (iv) is not in a significantly disparate bargaining position; and (v) that this waiver is a material and integral part of this Agreement and the consideration thereof.

27. Expenses Each party shall be solely responsible for all expenses incurred by it in connection with the transaction
(including, without limitation, fees and expenses of its own legal counsel and accountants).

28. Severability If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in lull force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

29. Damages The parties waive any rights to punitive and incidental or consequential damages resulting from a breach of this Agreement including, without limitation, loss of profits.

30. No Third Party Beneficiary This Agreement is not intended to create, nor shall it be construed to create, any rights in any third patty under doctrines concerning third patty beneficiaries.

31. Survival The representations and warranties of the parties under this Agreement shall not survive Closing.

32. Lawsuits and Claims NOT WITHSTANDING ANYTHING HEREIN TO THE CONTRARY, SELLER AGREES TO INDEMNIFY, DEFEND AND HOLD BUYER HARMLESS FROM ALL JUDGMENTS AWARDED, DAMAGES ASSESSED AND ALL COSTS (INCLUDING COURT COSTS AND ATTORNEYS FEES) FROM AND IN CONNECTION WITH ALL CLAIMS. DEMANDS AND LAWSUITS ("CLAIMS") OF WHATEVER NATURE WHETHER KNOWN OR UNKNOWN, PAST, PRESENT OR FUTURE, ARISING FROM OR IN CONNECTION WITH SELLER'S USE, OWNERSHIP, OPERATORSHIP OR MAINTENANCE OF THE SUBJECT PROPERTIES PRIOR TO THE EFFECTIVE DATE IF SUCH CLAIMS ARE RAISED AND SELLER IS NOTIFIED BY BUYER IN WRITING OF SUCH CLAIMS ON OR BEFORE THE DATE TWO (2) YEARS AFTER CLOSING, PROVIDED HOWEVER, SELLER AGREES TO INDEMNIFY, DEFEND AND HOLD BUYER HARMLESS FROM ALL JUDGMENTS AWARDED, DAMAGES ASSESSED AND ALL COSTS (INCLUDING COURT COST AND ATTORNEYS FEES) RESULTING FROM AND IN CONNECTION WITH THE DELOPEZ LAWSUIT REFERENCED IN SECTION 6(C) AND ANY AND ALL CLAIMS, DEMANDS AND LAWSUITS BROUGHT BY ANY MINERAL OR ROYALTY INTEREST OWNER THAT ASSERTS ANY OR ALL OF THE SAME CAUSES OF ACTION WITH RESPECT TO THE SUBJECT PROPERTIES THAT ARE BEING ASSERTED BY THE DELOPEZ MINERAL TRUST IN THE DELOPEZ LAWSUIT.

33. Counterparts This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and she same instrument.

34. Construction of Ambiguity In the event of any ambiguity in any of the terms or conditions of this Agreement, including any exhibits hereto and whether or not placed of record, such ambiguity shall not be construed for or against any parry hereto on the basis that such patty did or did not author the same.

35. Waiver of Jury Trial Seller and Buyer do hereby irrevocably waive, to the fullest extent permitted by law, any and all right to a trial by jury in any action, suit or other legal proceeding based upon, arising out of or relating to this Agreement or the transactions contemplated hereby.

DATED AND EXECUTED as of the date first above written.

SELLER:                      BUYER:

XCL-TEXAS, INC.              TESORO E&P COMPANY, L.P.
                             By Tesoro Exploration and Production
                             Company, its general partner


By:/s/ David A. Melman       By:/s/ Robert W. Oliver
   --------------------         --------------------
  David A. Melman               Robert W. Oliver
   Vice President                President